FIRST AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This First Amendment (this “Amendment”) is entered into on February 20, 2019, (the “Execution Date”) with an effective date of February 20, 2019 (the “Effective Date”), to the ETF Distribution Agreement dated as of January 3, 2019 (the “Agreement”), by and between Tidal ETF Trust (the “Trust”) and Foreside Fund Services, LLC (“Foreside”).

WHEREAS, Foreside and the Trust (the “Parties”) desire to amend Exhibit A of the Agreement to reflect the addition of four Funds; and

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.
Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto to reflect the addition of SoFi 50 ETF, SoFi 500 ETF, SoFi Gig Economy ETF, and SoFi Next 500 ETF.

3.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, on the Execution Date.

TIDAL ETF TRUST	FORESIDE FUND SERVICES, LLC
By: /s/ Eric W. Falkeis	By: /s/ Mark Fairbanks
Name: Eric W. Falkeis	Mark Fairbanks
Title: CEO	Vice President

ETF DISTRIBUTION AGREEMENT

Exhibit A

Effective as of February 20, 2019

FUNDS:

Aware Ultra Short Duration Enhanced Income ETF
SoFi 50 ETF
SoFi 500 ETF
SoFi Gig Economy ETF
 SoFi Next 500 ETF

A-1